Exhibit 99.1

                              TOWN BANKSHARES, LTD.
                            1997 STOCK INCENTIVE PLAN
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         1. Objectives. The Town Bankshares, Ltd. 1997 Stock Incentive Plan is
designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company's operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

         2. Definitions.

         (a) "Award" shall mean the grant of any form of stock option or stock award to a Plan Participant pursuant to such terms, conditions, performance requirements, and limitations as the Board may establish in order to fulfill the objectives of the Plan.

         (b) "Award Agreement" shall mean an agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, and limitations applicable to an Award.

         (c) "Board" shall mean the Board of Directors of Town Bankshares, Ltd.

         (d) "Cause" shall mean termination of a Participant's employment with the Company or service as a director for (i) any failure of the Participant to substantially perform his duties with the Company (other than by reason of illness) which occurs after the Company has delivered to the Participant a demand for performance which specifically identifies the manner in which the Company believes the Participant has failed to perform his duties, (ii) the commission by the Participant of any act of dishonesty or disloyalty involving the Company or its business, or (iii) the conviction of the Participant of a felony or misdemeanor which, in the reasonable judgment of the Board, is substantially related to the employee's position with the Company.

         (e) "Common Stock" or "stock" shall mean the authorized and issued or unissued $0.01 par value common stock of the Company.

         (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (g) "Company" shall mean Town Bankshares, Ltd. and its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Town Bankshares, Ltd. has a significant equity interest, as determined in the sole discretion of the Board.

         (h) "Fair Market Value" shall mean the average of the closing bid and asked price of the Common Stock for the date in question if there is an active market for the Common Stock, or, failing an active market for the Common Stock, such other market price as the Board may determine in conformity with pertinent law and regulations of the Treasury Department.

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         (i) "Participant" shall mean an organizer of the Company or a current or prospective employee, director or consultant of the Company to whom an Award has been made under the Plan.

         (j) "Plan" shall mean the Town Bankshares, Ltd. 1997 Stock Incentive Plan.

         (k) "Retirement" shall mean termination of employment with the Company or service as a member of the Board after the attainment of age 65.

         3. Eligibility. Organizers of the Company and current and prospective employees, directors and consultants of the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Board or the management of the Company, can have a significant effect on the success of the Company.

         4. Common Stock Available for Awards. Subject to adjustment as provided in Section 13 hereof the number of shares that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan is 57,500. Common Stock related to Awards that are forfeited, terminated, expire unexercised, or are settled in such manner that all or some of the shares covered by an Award are not issued to a Participant, shall immediately become available for Awards. No individual shall be eligible to receive Awards aggregating more than 10,000 shares of Common Stock reserved under the Plan in any one calendar year, subject to adjustment as provided in Section 13 hereof.

         5. Administration. The Plan shall be administered by the Board which shall have full and exclusive power to interpret the Plan; to determine which current and prospective organizers, employees, non-employee directors and consultants are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan.

         6. Delegation of Authority. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Board may establish. Any such delegation may be revoked by the Board at any time.

         7. Awards. The Board shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance. In all events, upon the occurrence of a Change in Control, all Awards will become fully vested and immediately exercisable.

         (a) Stock Option. A grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant, as determined by the Board. All stock options will be in the form of a

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nonqualified stock option, i.e., an option that does not meet the criteria of
Section 422 of the Code as an incentive stock option.

         (b) Restricted Stock Award. An Award of stock for such consideration as the Board may specify, or no consideration, which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Board and set forth in the Award Agreement.

         8. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or, if permitted by the Board, by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

         9. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

         10. Amendment or Termination of the Plan. The Board may, at any time, amend or terminate the Plan; provided, however, that

         (a) subject to Section 13 hereof, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and

         (b) without further approval of the shareholders of the Company, no amendment shall materially increase the number of shares of Common Stock which may be delivered pursuant to Awards hereunder, except for increases resulting from Section 13 hereof.

         11. Termination of Employment. If the employment of a Participant terminates, or a non-employee director no longer serves on the Board, other than pursuant to paragraphs (a) through (c) of this Section 11, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service but only to the extent then vested, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. Notwithstanding the foregoing, if a Participant's employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

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         (a) Retirement. When a Participant's employment or service terminates as a result of Retirement, or early retirement with the consent of the Board, the Board (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement, or early retirement, and/or the exercisability and vesting of any Award may be accelerated.

         (b) Resignation in the Best Interests of the Company. When a Participant resigns from the Company or the Board and, in the judgment of the chief executive officer or other senior officer designated by the Board, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Board may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting and payment of such Awards for such period as- may be set forth in the applicable Award Agreement.

         (c) Death or Disability of a Participant.

                  (i) In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

                  (ii) In the event a Participant is deemed in the sole judgment of the Board to be disabled in that he is unable to continue to perform his duties for the Company as an employee or director because of illness for a consecutive period of 90 days or more, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

                  (iii) After the death or disability of a Participant, the Board may in its sole discretion at any time (1) terminate restrictions in Award Agreements and (2) accelerate any or all installments and rights.

                  (iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 11, the Board's determinations shall be binding and conclusive.

         (d) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company or service on the Board, nor shall it interfere in any way with the right of the Company to terminate any Participant's employment or service on the Board at any time.

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         12. Nonassignability. Except as provided in subsection (c) of Section
11 and this Section 12, no Award under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Board (in the form of an Award Agreement or otherwise) may permit Awards to be transferred to members of the Participant's immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, "immediate family" shall mean a Participant's spouse, issue, and spouses of his issue.

         13. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Board may adjust proportionally (a) the number of shares of Common Stock (i) reserved under the Plan, (ii) available for ISOS, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock; (b) the stock prices related to outstanding Awards; and
(c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Board, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Stock Options, whether or not in a transaction to which
Section 424(a) of the Code applies, by means of substitution of new Stock Options for previously issued Stock Options or an assumption of previously issued Stock Options.

         14. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief executive officer of the Company in writing, and shall become effective when it is received by his office.

         15. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Wisconsin and construed accordingly.

         16. Effective and Termination Dates. The effective date of the Plan is December 16, 1997. The Plan shall terminate on December 15, 2007 subject to earlier termination by the Board pursuant to Section 10, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Board to continue to administer the Plan.

         17. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant's regular, recurring compensation and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Board expressly determines otherwise.

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